COLUMBIA BANCORP ANNOUNCES THIRD QUARTER EARNINGS
OCTOBER 31, 2008
Page of 1 of 1

Contact:  Terry L. Cochran, President and CEO
541/298-6633 or tcochran@columbiabancorp.com

COLUMBIA BANCORP BOARD OF DIRECTORS PROMOTES STACI L. COBURN TO CFO

The Dalles, Oregon - October 31, 2008 - Columbia Bancorp (Nasdaq:CBBO), the financial holding company for Columbia River Bank, officially announces today that the Board of Directors has appointed Staci L. Coburn as Chief Financial Officer (CFO), effective November 3, 2008.

Ms. Coburn joined Columbia River Bank as Financial Assistant in April of 1998 and remained in that position through April 2000. She was promoted to the role of Assistant Vice President and Accounting Manager and served in that capacity from April 2000 to November 2001. Ms. Coburn was Vice President and later Senior Vice President and Controller from November 2001 through September 2007, and was named Corporate Vice President and Chief Accounting Officer of CRB and Principal Accounting Officer of Columbia Bancorp in September of 2007. She holds a B.B.A. degree in accounting from Boise State University and is a licensed Certified Public Accountant in the State of Oregon. Ms. Coburn has 12 years of combined banking and accounting-related experience.

“The Board and I are very pleased to have Staci stepping into this role,” stated President and CEO Terry L. Cochran. “She has the experience, leadership and vision to help guide our team and Columbia River Bank forward.”

ABOUT COLUMBIA BANCORP

Columbia Bancorp (www.columbiabancorp.com) is the financial holding company for Columbia River Bank, which operates 22 branches located in The Dalles (2), Hood River, Bend (3), Madras, Redmond (2), Pendleton, Hermiston, McMinnville, Lake Oswego, Canby, and Newberg, Oregon, and in Goldendale, White Salmon, Sunnyside, Yakima, Vancouver, Pasco and Richland, Washington. To supplement its community banking services, Columbia River Bank also provides brokerage services through CRB Financial Services Team.

###